EXHIBIT 5.1

                                Paul L. Robinson
                                909 Third Avenue
                            New York, New York 10022

                                 August 29, 2005

Ulticom, Inc.
1020 Briggs Road
Mt. Laurel, New Jersey  08054

         Re:   Ulticom, Inc.
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Gentlemen:

I have acted as legal counsel to Ulticom, Inc., a New Jersey corporation (the "Company"), in connection with the preparing and filing with the Securities and Exchange Commission of the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to 1,000,000 shares of common stock, no par value per share, of the Company (the "Common Stock") issuable pursuant to awards to be made under the Company's 2005 Stock Incentive Compensation Plan (the "Plan").

In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of the Registration Statement, the Plan and such corporate records, agreements, documents and other instruments, and such certificates or other comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and subject to the qualifications stated herein, I am of the opinion that the Common Stock to be issued under the Plan pursuant to the Registration Statement has been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under New Jersey law in accordance with the Plan, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of New Jersey and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. This opinion is given as of the date first set forth above, and I assume no obligation to update this opinion.

I hereby consent to the use of this letter as an exhibit to the Registration Statement, but in giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. This letter may not be relied upon in connection with any other filing or transaction without my express written consent.

                                                    Very truly yours,

                                                    /s/ Paul L. Robinson
                                                    ----------------------------
                                                    Paul L. Robinson